Exhibit 10.1

EXECUTION VERSION

Kinsale Capital Group, Inc.

$150,000,000

Private Shelf Facility, including

$125,000,000 5.15% Series A Senior Notes Due July 22, 2034

Note Purchase and Private Shelf Agreement

Dated July 22, 2022

TABLE OF CONTENTS

(Not Part of Agreement)

i

	6I.	Restrictive Agreements	27
	6J.	Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents	28
	6K.	Sale and Leaseback Transactions	29
	6L.	Financial Covenants	29
	6M.	Most Favored Lender Status	30
7.		EVENTS OF DEFAULT.	30
	7A.	Acceleration	30
	7B.	Rescission of Acceleration	33
	7C.	Notice of Acceleration or Rescission	34
	7D.	Other Remedies	34
8.		REPRESENTATIONS AND WARRANTIES	34
	8A.	Organization; Powers; Subsidiaries	34
	8B.	Authorization; Enforceability	34
	8C.	Governmental Approvals; No Conflicts	34
	8D.	Financial Condition; No Material Adverse Change	35
	8E.	Properties	36
	8F.	Litigation and Environmental Matters	36
	8G.	Compliance with Laws and Agreements	37
	8H.	Investment Company Status	37
	8I.	Taxes	37
	8J.	ERISA	37
	8K.	Disclosure	37
	8L.	Liens	38
	8M.	No Default	38
	8N.	Insurance Licenses	38
	8O.	Subsidiaries	38
	8P.	Anti-Corruption Laws and Sanctions	38
	8Q.	Affected Financial Institutions	39
	8R.	Insurance Business	39
	8S.	Margin Regulations	39
	8T.	Solvency	39
	8U.	Offering of Notes	39
	8V.	Rule 144A	39
9.		REPRESENTATIONS OF THE PURCHASERS.	40
	9A.	Nature of Purchase	40
	9B.	Source of Funds	40
	9C.	Independent Investigation	41
	9D.	Accredited Investor	42
	9E.	Restrictive Legend	42
10.		DEFINITIONS; ACCOUNTING MATTERS	42
	10A.	Make Whole Terms	42
	10B.	Other Terms	43
	10C.	Terms Generally	61
	10D.	Accounting Terms; GAAP; Pro Forma Calculations	61
	10E.	Status of Obligations	62
11.		MISCELLANEOUS.	63
	11A.	Note Payments	63
	11B.	Expenses; Indemnification	63
	11C.	Consent to Amendments	65
	11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	66
	11E.	Persons Deemed Owners; Participations	67
	11F.	Survival of Representations and Warranties; Entire Agreement	67

ii

11G.	Successors and Assigns	67
11H.	Independence of Covenants	67
11I.	Notices	67
11J.	Payments Due on Non-Business Days	69
11K.	Severability	69
11L.	Descriptive Headings	69
11M.	Satisfaction Requirement	69
11N.	Governing Law	70
11O.	Consent to Jurisdiction; Waiver or Immunities	70
11P.	WAIVER OF JURY TRIAL	70
11Q.	Severalty of Obligations	71
11R.	Counterparts	71
11S.	Binding Agreement	71
11T.	Directly or Indirectly	71
11U.	Transaction References	72

PURCHASER SCHEDULE

EXHIBIT A-1 – FORM OF SERIES A NOTE
EXHIBIT A-2 – FORM OF SHELF NOTE
EXHIBIT B – FORM OF FUNDS DELIVERY INSTRUCTION LETTER
EXHIBIT C – FORM OF REQUEST FOR PURCHASE
EXHIBIT D – FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E – [RESERVED]
EXHIBIT F – FORM OF COMPLIANCE CERTIFICATE

iii

Kinsale Capital Group, Inc.
2035 Maywill Street, Suite 100
Richmond, Virginia 23230

As of July 22, 2022

PGIM, Inc. (“Prudential”)
The Prudential Insurance Company
of America (“PICA”)
Physicians Mutual Insurance Company
Aargauische Pensionskasse
Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided.

c/o Prudential Private Capital
1075 Peachtree St., Suite 3600
Atlanta, Georgia 30309

Ladies and Gentlemen:

The undersigned, Kinsale Capital Group, Inc. (herein called the “Company”), hereby agrees with you as follows:

1.           AUTHORIZATION OF ISSUE OF NOTES

1A.        Authorization of Issue of Series A Notes.  The Company will authorize the issue of its senior promissory notes (the “Series A Notes”) in the aggregate principal amount of $125,000,000, to be dated the date of issue thereof, to mature July 22, 2034, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 5.15% per annum, but at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Make Whole Amount and interest, and to be substantially in the form of Exhibit A-1 attached hereto.  The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision.  Capitalized terms used herein have the meanings specified in paragraph 10.

1B.       Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to the Available Facility Amount, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), but with interest at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Make Whole Amount and interest, and to be substantially in the form of Exhibit A-2 attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.           PURCHASE AND SALE OF NOTES.

2A.       Purchase and Sale of Series A Notes.  The Company hereby agrees to sell to the Series A Purchasers and, subject to the terms and conditions herein set forth, each Series A Purchaser agrees to purchase from the Company, the aggregate principal amount of Series A Notes set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount.  On July 22, 2022 or any other date prior to July 22, 2022 upon which the Company and Prudential may agree (herein called the “Series A Closing Day”), the Company will deliver to each Series A Purchaser at the offices of King & Spalding, LLP, 1185 Avenue of the Americas, New York, New York, 10036, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by such Series A Purchaser and in the denomination or denominations specified with respect to such Series A Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds to the Company’s account identified in a written instruction of the Company, in the form of Exhibit B attached hereto, delivered to the Series A Purchasers before the Series A Closing Day.

2B.        Purchase and Sale of Shelf Notes.

2B(1).   Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes by Prudential and Prudential Affiliates pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  The “Available Facility Amount” at any time shall mean (i) $150,000,000 minus (ii) the aggregate principal amount of all Notes then outstanding, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2).   Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) July 22, 2025 and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).   Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by electronic mail transmission, facsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase (subject to such exceptions thereto, if any, as may be indicated in the Request for Purchase) and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii)  be substantially in the form of Exhibit C attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4).   Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone (if by telephone, confirmed subsequently in writing), electronic mail transmission or facsimile, in each case between 9:30 A.M. and 1:30 P.M. New York City time (or such other time as Prudential and the Company may agree) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal amount of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5).   Acceptance.  Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone (if by telephone, confirmed subsequently in writing), electronic mail transmission or facsimile within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes.  As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof (in accordance with the provisions hereof) a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6).   Market Disruption.  Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7).   Facility Closings.  Not later than 11:30 A.M. (New York City time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated such Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.  If the Company fails to deliver to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:30 P.M., New York City time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(ii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 2:30 P.M., New York City time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8).   Fees.

2B(8)(i).          Structuring Fee.  In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $75,000.

2B(8)(ii).         Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential, for itself or the account of the holders of Notes being purchased, (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and, if such delay is continuing, on the Business Day following each 90-day period after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iii).        Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(ii).  The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data).  Each price shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

3.          CONDITIONS OF CLOSING.  The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

3A.        Closing Documents.  Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

(i)          The Note(s) to be purchased by such Purchaser.

(ii)         On the Series A Closing Day, the Company shall have delivered to the Purchasers a duly executed Credit Agreement in form and substance reasonably satisfactory to Prudential permitting the issuance of up to $150,000,000 of Notes outstanding hereunder from time to time.

(iii)        An opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company  (or such other counsel designated by the Company and acceptable to each Purchaser) reasonably satisfactory to each Purchaser as to such matters as a Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion.

(iv)        The Second Amended and Restated Certificate of Incorporation of the Company, as amended, certified as of a recent date by the Secretary of State of the State of Delaware.

(v)         The Amended and Restated By-Laws of the Company, as amended, certified by the Secretary of the Company.

(vi)        An incumbency certificate signed by the Secretary or an Assistant Secretary of the Company certifying as to the names, titles and true signatures of the officers of the Company authorized to sign this Agreement, the Notes and the other documents to be delivered hereunder.

(vii)      A certificate of the Secretary of the Company (A) attaching resolutions of the Board of Directors of the Company evidencing approval of the transactions contemplated by this Agreement and the issuance of the Notes and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (B) certifying that no dissolution or liquidation proceedings as to the Company have been commenced or are contemplated.

(viii)      An Officer’s Certificate certifying as to the matters set forth in paragraph 3C below.

(ix)        Good standing certificate as to the Company issued by the Secretary of State of the State of Delaware.

(x)        On the Series A Closing Day, certified copies of Requests for Information or Copies (Form UCC 11) or equivalent reports listing all effective financing statements which name the Company (under its present name and previous names) as debtor and which are filed in the central filing office of the jurisdiction in which the Company is organized, together with copies of such financing statements.

(xi)      Such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser in the applicable Confirmation of Acceptance.

3B.       Opinion of Purchaser’s Special Counsel.  Such Purchaser shall have received from King & Spalding, LLP or such other counsel who is acting as special counsel for it in connection with this transac-tion, a favorable opinion satisfac-tory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C.       Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except (i) to the extent of changes caused by the transactions herein contemplated and (ii) subject to such exceptions thereto, if any, as may be indicated in the applicable Request for Purchase; and there shall exist on such Closing Day no Event of Default or Default.

3D.       Purchase Permitted by Applicable Laws.  The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax (other than tax on income earned), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3E.       Payment of Fees and Expenses.  The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2B(8)(i) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(ii).  In addition, the Company shall have paid on or before the Closing Day all reasonable and documented (in summary form) fees, charges and disbursements of the Purchasers’ special counsel referred to in paragraph 3B to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing Day.

3F.        Payment Instructions .  Each Purchaser shall have received a letter of the type described in paragraph 2A on the letterhead of the Company at least 48 hours prior to the applicable Closing Day, including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited, and (iv) the name and telephone number of a bank contact and (v) the name and telephone number of a contact at the Company.

3G.      Sale to Other Purchasers.  The Company shall have sold to the other Purchasers the Notes to be purchased by them at the applicable closing.

3H.       Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes to be purchased.

4.          PREPAYMENTS.          The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively.  The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C.  Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

4A.      Required Prepayments of Series A Notes.  Until the Series A Notes shall be paid in full, the Company shall apply to the prepayment of the Series A Notes, without Make Whole Amount, the sum of $25,000,000 on each of July 22, 2030, July 22, 2031, July 22, 2032, and July 22, 2033 (or if less, the aggregate amount of such Series A Notes outstanding on such date), and such principal amounts of the Series A Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates; provided that upon any partial prepayment of the Notes pursuant to paragraph 4C or purchase of the Notes pursuant to paragraph 4E the principal amount of each required prepayment of the Notes becoming due under this paragraph 4A on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.  The remaining outstanding principal amount of the Series A Notes, together with interest accrued thereon, shall become due on the maturity date of the Series A Notes.

4B.       Required Prepayments of Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4C.       Optional Prepayment With Make Whole Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Make Whole Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of required payments of principal on a pro rata basis.

4D.      Notice of Optional Prepayment.  The Company shall give the holder of each Note of a Series irrevocable written notice of any prepayment pursuant to paragraph 4C not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on such date and that such prepayment is to be made pursuant to paragraph 4C.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Make Whole Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, (i) give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each holder of a Note which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company or (ii) obtain a written acknowledgment by Prudential of receipt of the written prepayment notice.

4E.       Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.

4F.       No Acquisition of Notes .  The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or any of its Subsidiaries or Affiliates shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, and the Company will promptly cancel all Notes acquired by it, any Subsidiary or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

5.          AFFIRMATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note or any amount owing under this Agreement is outstanding and unpaid, the Company covenants as follows:

5A.        Financial Statements and Other Information. The Company will furnish to each holder of a Note:

(i)         within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) commencing with the fiscal year of the Company ended December 31, 2022, its audited consolidated balance sheet and related statements of income, changes in stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case comparative figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely from the classification of any Notes hereunder as short-term indebtedness during the twelve-month period prior to the scheduled maturity date of any Notes hereunder) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)         within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) commencing with the fiscal quarter of the Company ended June 30, 2022, its consolidated balance sheet and related statements of income, changes in stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)       concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Company in the form of Exhibit F or such other form as is reasonably acceptable to the Company and the Required Holders (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with paragraph 6L and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in paragraph 8D affecting the Company and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv)        promptly after the same become publicly available, copies of all periodic and other material reports (other than reports relating to employee benefit matters or employment plans) and proxy statements filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and all material amendments to any of the foregoing;

(v)         promptly after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Company or any Subsidiary thereof;

(vi)       by no later than the following dates, a copy of each annual Statutory Statement filed, or required to be filed, by each Regulated Insurance Company: (1) upon the earlier of (x) fifteen (15) days after the regulatory filing date (after giving effect to any extension of such regulatory filing date obtained from, or granted by, any Applicable Insurance Regulatory Authority) or (y) seventy-five (75) days after the close of each fiscal year of such Regulated Insurance Company, in each case with such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP, and (2) no later than each June 15, copies of such Statutory Statements audited and certified by independent certified public accountants of recognized national standing;

(vii)      promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (A) each registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (B) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (C) all information which any holder of any Note may from time to time reasonably request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (D) each report, order, direction, instruction, approval, authorization, license or other notice which the Company or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, in each of (A) through (D) that is material to the Company and its Subsidiaries, taken as a whole, as reasonably determined by the Board of Directors of the Company, a duly authorized committee thereof or a Responsible Officer of the Company;

(viii)    promptly following notification thereof from a Governmental Authority, notification of the suspension, material limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License;

(ix)       promptly after A.M. Best Company shall have announced a downgrade in the financial strength rating of any Regulated Insurance Company, written notice of such rating change; and

(x)       promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any holder of any Note may reasonably request (provided that neither the Company nor any Subsidiary shall be required to disclose any such information that constitutes (i) trade secrets of the Company or its Subsidiaries or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations) and (y) information and documentation reasonably requested by any holder of any Note for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to clauses (i), (ii), (iv) and (vi) of this paragraph 5A shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov; provided that, for the avoidance of doubt, the Company shall be required to provide copies of the compliance certificates required by clause (iii) of this paragraph 5A to the holders of the Notes.  Information required to be delivered pursuant to this paragraph 5A may also be delivered by electronic communications pursuant to procedures approved by the Required Holders.

5B.       Notices of Material Events.  The Company will, upon actual knowledge thereof by a Financial Officer or other executive officer, furnish to each holder of a Note prompt written notice of the following:

(i)          the occurrence of any Default;

(ii)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(iii)       the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; and

(iv)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this paragraph 5B shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (ii) of this paragraph 5B shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this paragraph 5B may be delivered by electronic communications pursuant to procedures approved by the Required Holders.

5C.      Existence; Conduct of Business.  The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation or dissolution permitted pursuant to paragraph 6C.

5D.      Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including material Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5E.        Maintenance of Properties; Insurance.  The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided that any such insurance may be maintained through a program of self-insurance to the extent deemed prudent by the Company in its reasonable business judgment (which determination shall take into account the self-insurance practices customary among such companies, to the extent the Company has knowledge thereof without any investigation)

5F.        Books and Records; Inspection Rights.  The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in all material respects in accordance with GAAP (or, the case of a Non-U.S. Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such Non-U.S. Subsidiary). The Company will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Required Holders on their own initiative or at the request of the Required Holders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised once per calendar year at the expense of the Company. Notwithstanding anything to the contrary in this paragraph 5F, the Company will not be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any holder of a Note (or their respective representatives or contractors) is prohibited by requirements of law or any contractual obligation (and not entered into in contemplation of this Agreement) with any Person that is not an Affiliate or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

5G.      Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects.

5H.       Use of Proceeds.  The proceeds of the Notes will be used to fund surplus at Kinsale Insurance or any other insurance Subsidiary of the Company, refinance Indebtedness and for general corporate purposes (which may include, without limitation, to fund future growth, to finance working capital needs and to fund capital expenditures), of the Company and its Subsidiaries. No part of the proceeds of any Notes will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X. The Company will not issue any Notes, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would result in the violation of any Sanctions applicable to any party hereto.

5I.        Information Required by Rule 144A.  The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5I, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5J.        Covenant to Secure Notes Equally.  The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets to secure any Indebtedness described in clause (a) or (b) of the definition thereof, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all such Indebtedness thereby secured so long as any such Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6B.

6.          NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount owing under this Agreement is outstanding and unpaid, the Company covenants as follows:

6A.      Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)          the Obligations;

(ii)       Indebtedness existing on the Effective Date and set forth in Schedule 6A and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);

(iii)        Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(iv)      Guarantees by the Company of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Company or any other Subsidiary;

(v)        Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (to the extent such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, replacement, lease or improvement), and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding;

(vi)       Indebtedness of any Person that becomes a Subsidiary after the date hereof other than as a result of a Division; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii)     unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(viii)     Indebtedness representing deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants incurred in the ordinary course of business;

(ix)      indemnification obligations, earnout or similar obligations, deferred compensation, purchase price adjustments or Guarantees, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries, in each case incurred or assumed in connection with a Permitted Acquisition or disposition or other acquisition of assets permitted hereunder;

(x)        Indebtedness of the Company or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(xi)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(xii)       Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(xiii)      Indebtedness in respect of obligations that are being contested in accordance with paragraph 5D;

(xiv)     Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Company or any of its Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(xv)     Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Company and its Subsidiaries incurred in the ordinary course of business or existing on the Effective Date;

(xvi)      customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(xvii)     Indebtedness of the Company or any Subsidiary secured by a Lien on any asset of the Company or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (xvii) shall not in the aggregate exceed $15,000,000 at any time;

(xviii)   unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Company’s Subsidiaries permitted by this clause (xviii) shall not exceed $15,000,000 at any time outstanding;

(xix)      Indebtedness in respect of repurchase agreements constituting Permitted Investments;

(xx)       Indebtedness with respect to Swap Agreements; and

(xxi)      Indebtedness incurred under the Credit Agreement.

6B.        Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)          Permitted Encumbrances;

(ii)         any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6B and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (ii) the amount secured or benefited thereby is not increased (other than as permitted by paragraph 6A) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by paragraph 6A);

(iii)        any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(iv)       Liens on fixed or capital assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the Company or any Subsidiary; provided that (a) such Liens secure Indebtedness or Capital Lease Obligations permitted by clause (v) of paragraph 6A, (b) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or lease or the completion of such construction, replacement, repair or improvement (other than with respect to amendments, modifications, extensions, refinancings, renewals and replacements thereof) and (c) such Liens shall not apply to any other property or assets of the Company or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds from the disposition of such property or assets and customary security deposits; provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate);

(v)         Liens granted by a Subsidiary in favor of the Company in respect of Indebtedness owed by such Subsidiary to the Company;

(vi)        Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries the ordinary course of business;

(vii)       Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(viii)     statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(ix)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x)     Liens on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any acquisition permitted by this Agreement, including. without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(xi)       in connection with the sale or transfer of any assets in a transaction permitted under paragraph 6C or 6D, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(xii)       Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Company (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(xiii)      dispositions and other sales of assets permitted under paragraph 6C and paragraph 6D;

(xiv)     to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Permitted Investments”;

(xv)      Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the any the Company or such Subsidiary;

(xvi)      Liens of sellers of goods to the Company and any of its Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xvii)     Liens securing repurchase agreements constituting a Permitted Investment;

(xviii)   Liens securing obligations owed by the Company to any of its Subsidiaries or owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company, in each case solely to the extent that such Liens are required or requested by an Applicable Insurance Regulatory Authority, rating agencies, clients or brokers for such Person to maintain such obligations;

(xix)      Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Regulated Insurance Company;

(xx)       Liens securing Indebtedness described under paragraph 6A(xvii);

(xxi)    Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Subsidiaries to a seller after the consummation of a Permitted Acquisition; and

(xxii)    Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the obligations (excluding obligations which constitute Indebtedness) subject to such Liens does not at any time exceed $15,000,000.

Notwithstanding the foregoing, (x) none of the Liens permitted pursuant to this paragraph 6B may at any time attach to the Company’s Material Real Property, other than Permitted Encumbrances and (y) the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility pursuant to paragraph 6B(ii) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

6C.        Fundamental Changes.

(i)         The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(A)
the Subsidiaries may sell, transfer, lease, license or otherwise dispose of any, all or substantially all of its assets (in connection with a liquidation, winding up or dissolution or otherwise) to another Subsidiary or the Company;

(B)	the Subsidiaries may sell, transfer, lease or otherwise dispose of any Subsidiary to the Company;

(C)	any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(D)
any Subsidiary may merge or consolidate with or into any other Subsidiary of the Company; provided, however, that, if any Subsidiary party to such transaction is a wholly owned Subsidiary of the Company, the surviving or continuing Person of such transaction shall be a wholly owned Subsidiary of the Company;

(E)
any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by the Company or any Subsidiary at such time, or, with respect to assets not so held by the Company or a Subsidiary, such Division, in the aggregate, would otherwise result in a Disposition permitted by paragraph 6D(xi);

(F)	Dispositions permitted by paragraph 6D and Investments permitted by paragraph 6E; and

(G)
any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Purchasers;

provided that any such merger, Division or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger, Division or consolidation shall not be permitted unless it is also permitted by paragraph 6E.

(ii)        The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries (taken as a whole) on the Effective Date and businesses reasonably related, thereto or reasonable extensions, development or expansion thereof.

(iii)       The Company will not permit its fiscal year to end on a day other than December 31 or change the Company’s method of determining its fiscal quarters.

6D.        Dispositions.  The Company will not, and will not permit any Subsidiary to, make any Disposition, except:

(i)          Dispositions of obsolete, worn out, surplus, unmerchantable or otherwise unsalable property or property no longer used or useful in such Person’s business;

(ii)         Dispositions of inventory and Permitted Investments in the ordinary course of business;

(iii)       Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv)        leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Company and its Subsidiaries;

(v)        Dispositions of intellectual property rights that are, in the reasonable judgment of the Company, no longer economical practicable to maintain or useful in the business of the Company and its Subsidiaries, taken as a whole;

(vi)       the discount, write-off or Disposition of accounts receivable or other receivables related to reinsurance and deductibles overdue by more than ninety days, in each case in the ordinary course of business;

(vii)      Restricted Payments permitted by paragraph 6H, Liens permitted under paragraph 6B and Investments permitted by paragraph 6E;

(viii)     sales, trade-ins or dispositions of used property and equipment for value in the ordinary course of business;

(ix)      the Company and its Subsidiaries may (A) enter into, terminate or modify leases, subleases, licenses and sublicenses of technology and other property in the ordinary course of business or between or among the Company and its Subsidiaries (or any combination thereof), (B) lease or sublease real property that would not materially interfere with the anticipated use of such real property by the Company or its Subsidiaries, (C) surrender or waive contractual rights and make other dispositions or discounts of accounts receivable to settle, release or surrender any contract, accounts receivable or other litigation claims in the ordinary course of business, (D) dispose of assets resulting from any casualty or other insured damage thereto, or any taking by eminent domain or condemnation or similar proceeding thereof and (E) dispose of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of property useful in such Person’s business or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(x)        the Company and its Subsidiaries may Dispose of non-core assets (which may include real property) acquired in a Permitted Acquisition; provided that such sales shall be consummated within two (2) years of such Permitted Acquisition; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company) and (ii) no less than 75% thereof shall be paid in cash;

(xi)        Dispositions by the Company and its Subsidiaries not otherwise permitted under this paragraph; provided that the aggregate book value of all property Disposed of pursuant to this clause (xi) in any fiscal year of the Company shall not exceed the greater of (x) $75,000,000 and (y) 7.5% of Total Stockholders’ Equity as of the date of such Disposition;

(xii)       Dispositions of Permitted Investments and other investment assets in the ordinary course of business;

(xiii)      Dispositions in the form of Sale and Leaseback Transactions permitted hereunder; and

(xiv)      ceding of insurance or reinsurance in the ordinary course of business.

6E.     Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with, or as a Division Successor pursuant to the Division of, any Person that was not a wholly owned Subsidiary prior to such merger, consolidation or Division) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other beneficial interest in, any other Person, or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any Person or all or substantially all of the assets of any Persons or any assets of any other Person constituting a business unit, division, product line or line of business of such Person (each of the foregoing transactions described in the foregoing clauses (i) and (ii), an “Investment”) except:

(i)          cash and Permitted Investments;

(ii)         Permitted Acquisitions;

(iii)      (i) Investments by the Company and its Subsidiaries existing on the Effective Date in the capital stock of their respective Subsidiaries, (ii) Investments by a Subsidiary in the Company, (iii) Investments by the Company in any of its Subsidiaries and (iv) Investments by any Person existing on the date such Person becomes a Subsidiary or consolidates or merges with the Company or any of its Subsidiaries pursuant to a transaction otherwise permitted hereunder;

(iv)        Guarantees and other Indebtedness permitted by paragraph 6A;

(v)       Investments in existence on the Effective Date and described in Schedule 6D and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;

(vi)        Investments in the form of Swap Agreements permitted by paragraph 6F;

(vii)     Investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” or otherwise constituting Liens permitted by paragraph 6B;

(viii)     Investments comprised of notes payable, stock or other securities issued by account debtors to the Company or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;

(ix)        extensions of trade credit or the holding of receivables in the ordinary course of business;

(x)       the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Company or any option, warrant or other right to acquire any such Equity Interests in the Company, in each case to the extent the payment therefore is permitted under paragraph 6H;

(xi)       loans and advances to officers, directors and employees for moving, payroll, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,500,000 in the aggregate at any time outstanding;

(xii)       endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(xiii)      transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with dispositions permitted by paragraph 6C and paragraph 6D;

(xiv)     Investments constituting the creation of new wholly-owned Subsidiaries so long as any Investment in such new wholly-owned Subsidiary is otherwise permitted under this paragraph 6E;

(xv)     Guarantees of leases and other contractual obligations of any Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business; and

(xvi)      any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed $25,000,000 at any time outstanding.

For purposes of covenant compliance with this paragraph 6E, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

6F.        Swap Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

6G.      Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates, involving aggregate payments or consideration in excess of $10,000,000, unless such transaction is (a) on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (considering such transactions and all other related transactions as a whole), (b) approved by a majority of the disinterested members of the board of directors of the Company or (c) between or among the Company and its Subsidiaries. Notwithstanding the foregoing, the Company may do the following: (i) pay customary fees and indemnifications to directors, officers, employees, members of management and consultants of Company and its Subsidiaries; (ii) enter into, and may make payments under, employment agreements, severance arrangements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Company and its Subsidiaries in the ordinary course of business; (iii) enter into or make payments under leases or subleases of property in the ordinary course of business not materially interfering with the business of the Company and the Subsidiaries taken as a whole; and (iv) Restricted Payments not prohibited by paragraph 6H.

6H.       Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)        the Company may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests;

(ii)         the Company may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests;

(iii)       the Company may make cash payments in lieu of the issuance of fractional Equity Interests in connection with any dividend, split or combination thereof or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Company;

(iv)       Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be, in the case of a Subsidiary that is not a wholly-owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Company or a Subsidiary), (ii) make other Restricted Payments to the Company and (iii) make any Restricted Payments that the Company would have otherwise been permitted to make pursuant to this paragraph 6H;

(v)       the Company may make Restricted Payments (i) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company from any future, present or former employee, officer, director or manager or consultant of the Company or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or (ii) pursuant to and in accordance with any agreement (including any employment agreement), stock option, stock grant or stock ownership plans, incentive plans or other benefit plans, in each case for future, present or former directors, officers, managers or employees of the Company and its Subsidiaries (including, without limitation, in respect of tax withholding or other similar tax obligation related to the foregoing); and

(vi)       the Company and its Subsidiaries may make any other Restricted Payment so long as (i) at the time of the declaration of such Restricted Payment, no Event of Default has occurred and is continuing or would arise after giving effect, on a pro forma basis, to such Restricted Payment if such Restricted Payment were to be made at such time of declaration and (ii) the aggregate amount of all such Restricted Payments during the term of this Agreement does not exceed $100,000,000.

6I.         Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay Notes or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary provided that (i) this paragraph 6I shall not apply to (A) restrictions and conditions imposed by law, rule or regulation (including any Applicable Insurance Regulatory Authority) or by any Note Document, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6I and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Subsidiary or asset, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of assets encumbered by a Lien permitted by paragraph 6B, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by paragraph 6A; provided that such restrictions and conditions are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the board of directors of the Company, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of this paragraph 6I shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of this paragraph 6I shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (iv) this paragraph 6I shall not apply to customary arrangements containing restrictions with respect to Non-U.S. Subsidiaries in connection with any financing arrangements for their benefit that are not otherwise prohibited by this Agreement.

6J.       Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents (other than pursuant to any refinancings, renewals or replacements of such Indebtedness to the extent permitted by paragraph 6A). Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects, in any such case:

(i)         increases the overall principal amount of any such Indebtedness (except through payments-in-kind) or increases the amount of any single scheduled installment of principal or interest;

(ii)        shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(iii)      shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness

(iv)        increases the rate of cash interest accruing on such Indebtedness;

(v)         provides for the payment of additional fees or increases existing fees;

(vi)       amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the holders of the Notes or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement unless the Company offers to amend this Agreement to maintain any existing “cushions” between the terms of this Agreement and the terms of the Subordinated Indebtedness Documents as revised; or

(vii)      amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the holders of the Notes or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement unless the Company offers to amend this Agreement to maintain any existing “cushions” between the terms of this Agreement and the terms of the Subordinated Indebtedness Documents as revised.

6K.      Sale and Leaseback Transactions.  The Company will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith does not exceed $5,000,000 in the aggregate during any fiscal year of the Company, determined on a consolidated basis for the Company and its Subsidiaries.

6L.        Financial Covenants.

(i)         Minimum Net Worth. The Company will not permit, as of the end of each of its fiscal quarters ending on or after the Effective Date, Consolidated Net Worth to be less than the sum of (i) $499,000,000 plus (ii) for each fiscal year through the term of this Agreement commencing with the fiscal year of the Company ending December 31, 2021, an amount equal to fifty percent (50%) of Consolidated Net Income (provided that for purposes of calculating Consolidated Net Income in respect of this clause (ii), any after-tax unrealized gains and losses on equity investments shall be excluded, to the extent such equity investments are no longer classified as “available-for-sale” following the Company’s adoption of accounting standard ASU 2016-01 “Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities”) for each such ended fiscal year (if positive) plus (iii) an amount equal to 50% of the net cash proceeds received by the Company from the issuance of any of its Equity Interests issued during the period from, and including, the Effective Date through the end of such fiscal quarter.

(ii)         Total Debt to Total Capitalization. The Company will not permit Total Debt at any time to exceed 35% of Total Capitalization.

(iii)       Liquidity.  The Company will not permit the sum of its unrestricted cash plus undrawn availability under its principal revolving credit facility (including the revolving facility contained in the Credit Agreement) to be less than the sum of all principal and interest payments on the Notes payable in the immediately following 365 days at any time that the maximum aggregate amount of dividends that may be made to the Company by Kinsale Insurance and any other regulated insurance company Subsidiaries of the Company in any fiscal year without regulatory approval is below $50,000,000.

(iv)       Minimum Rating. The Company will not permit or suffer the financial strength rating of each Regulated Insurance Company by A.M. Best Company to be less than “A-” at any time; provided that, in the case of a Regulated Insurance Company that is acquired after the Effective Date, such Regulated Insurance Company may have a financial strength rating by A.M. Best Company of less than “A-” until the date that is one (1) year after the date of acquisition of such Regulated Insurance Company.

6M.      Most Favored Lender Status. In the event the Company shall enter into, assume or otherwise become bound by or obligated under any agreement creating or evidencing Indebtedness for borrowed money, notes, bonds and debentures in excess of $25,000,000 so as to cause such agreement to contain Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.  The Company further covenants to promptly execute and deliver at its expense (including the reasonable and documented out-of-pocket fees and expenses of a single counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6M, but shall merely be for the convenience of the parties hereto.

7.          EVENTS OF DEFAULT.

7A.        Acceleration.  If any of the following events (“Events of Default”) shall occur and be continuing:

(i)         the Company shall fail to pay any principal or Make Whole Amount, if any, of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(ii)         the Company shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in clause (i) of this paragraph 7A) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(iii)       any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Note Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Note Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(iv)       the Company shall fail to observe or perform any covenant, condition or agreement contained in paragraph 5B, 5C (with respect to the Company’s existence) or 5H, or in paragraph 6;

(v)         the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (i), (ii) or (iv) of this paragraph 7A), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) a Responsible Officer obtaining knowledge thereof and (ii) notice thereof from the Required Holders to the Company;

(vi)       the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(vii)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period and delivery of any applicable required notice under the applicable agreement or instrument under which such Material Indebtedness was created, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment (other than in the case of customary mandatory prepayment provisions), repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (vii) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (so long as such Indebtedness is paid when due (or within any applicable grace period)) or (ii) any Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Indebtedness is so prepaid in full with such proceeds when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Indebtedness;

(viii)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(ix)       the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph 7A(viii), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(x)        the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(xi)       one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not paid, fully bonded or covered by a solvent and unaffiliated insurer that has not denied coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain unpaid, unvacated or undismissed or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise), or any action, which shall not be effectively stayed, shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment and such action shall not have been stayed;

(xii)      an ERISA Event shall have occurred that, in the reasonable opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(xiii)      a Change of Control shall occur; or

(xiv)      any one or more Insurance Licenses of the Company or any of its Regulated Insurance Companies shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and the Make Whole Amount, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii) or (ix) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Make Whole Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default (including an event described in clause (a) above), the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Company, declare all (or part, in which case any Notes not so declared to be due and payable may thereafter be declared to be due and payable) of the Notes of such Series to be, and all (or such part) of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Make Whole Amount, if any, with respect to each such Note of such Series, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Make Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7B.        Rescission of Acceleration.  At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Make Whole Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Make Whole Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement.  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.       Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D.       Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.  No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.        REPRESENTATIONS AND WARRANTIES.  The Company represents and warrants to the holders of the Notes that (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

8A.       Organization; Powers; Subsidiaries. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

8B.     Authorization; Enforceability.  The Transactions are within each Company’s organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

8C.       Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation, except, in the case of this clause (i), for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or (iii) any order of any Governmental Authority, except, in the case of this clause (iii), for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

8D.        Financial Condition; No Material Adverse Change.

(i)        The Company has heretofore furnished to the holder of the Notes its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2021 reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2022, certified by its chief financial officer. Such financial statements (including notes thereto) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(ii)       The Company has heretofore furnished to the holders of the Notes copies of the annual Statutory Statements of each U.S. Regulated Insurance Company as of December 31, 2021 and 2020, for the fiscal years then ended, each as filed with the Applicable Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”); provided, that the Statutory Statement of a U.S. Regulated Insurance Company shall not be required to be delivered for any year that such U.S. Regulated Insurance Company was not a Subsidiary of the Company. The Historical Statutory Statements (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto), were in compliance, in all material respects, with the applicable requirements of law when filed and present fairly in all material respects the financial condition of the respective U.S. Regulated Insurance Companies covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of such respective Regulated Insurance Companies covered thereby for the respective periods then ended.

(iii)       Since December 31, 2021, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

8E.        Properties.

(i)        Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect. There are no Liens on any such property other than Liens permitted under paragraph 6B.

(ii)        Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8F.         Litigation and Environmental Matters.

(a)       There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)        Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability.

(c)        Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

8G.      Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation any “margin” rules or regulations promulgated by the Board) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8H.       Investment Company Status . Neither the Company nor any of its Material Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

8I.        Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all federal income Tax returns and other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of all federal income Taxes and all other material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

8J.         ERISA.

(i)         No ERISA Event has occurred or is reasonably expected to occur prior to the scheduled maturity date of any Notes that, when taken together with all other such ERISA Events for which the Company and any ERISA Affiliate has, or is reasonably expected to have, any liability, could reasonably be expected to result in a Material Adverse Effect.

(ii)       The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

8K.      Disclosure. All written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the holders of the Notes, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry specific nature furnished by or on behalf of the Company to any holder of any Note in connection with the negotiation of this Agreement or any issuance of Notes or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole and when furnished, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished (it being understood by the holders of Notes that any such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company or its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

8L.       Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by paragraph 6B.

8M.       No Default. No Default or Event of Default has occurred and is continuing.

8N.      Insurance Licenses. Each Regulated Insurance Company holds all material licenses (including licenses or certificates of authority from Applicable Insurance Regulatory authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”). There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) to the knowledge of the Company, no reasonable basis for such a suspension, revocation or limitation, and (iii) to the knowledge of the Company, no such suspension, revocation or limitation threatened in writing by any Applicable Insurance Regulatory Authority, that, in each instance under clauses (i), (ii) and (iii) above and either individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.

8O.       Subsidiaries. Schedule 8O sets forth as of the date hereof a list of all Subsidiaries and the percentage ownership interest of the Company therein. As of the Effective Date, the shares of capital stock of such Subsidiaries will be fully paid and non-assessable and such shares and other ownership interests so indicated by Schedule 8O will be owned by the Company, directly or indirectly, free and clear of all Liens.

8P.      Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects, and the Company, its Subsidiaries and their respective officers and directors, and to the knowledge of the Company, its agents and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary, any of their respective directors or officers or, to the knowledge of the Company or such Subsidiary, employees, or (b) to the knowledge of the Company, any agent of the Company or any agent of any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds from the issuance or purchase of Notes hereunder will violate any Anti-Corruption Law or applicable Sanctions.

8Q.        Affected Financial Institutions . The Company is not an Affected Financial Institution.

8R.      Insurance Business. All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the period for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing  without it being objected to, either individually or in the aggregate, has not had, and could not reasonably be expected to result in, a Material Adverse Effect.

8S.        Margin Regulations. The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds from any issuance of any Notes extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each issuance of Notes, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) will be Margin Stock.

8T.       Solvency. On each Closing Day and immediately after giving effect to the issuance of Notes on such Closing Day, (a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries, on a consolidated basis, do not intend to incur or do not believe they will incur debts and liabilities, subordinated, contingent or otherwise, beyond their ability to pay such debts and liabilities as they become absolute and matured; and (d) the Company and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the applicable Closing Day.

8U.       Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s) and not more than 25 other Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8V.        Rule 144A.  The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

9.          REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A.       Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B.       Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i)       the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)         the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)      the Source is either (i) an insurance company pooled separate account, within the meaning of the PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)        the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(v)       the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)        the Source is a governmental plan; or

(vii)      none of clauses (i) through (vi) of this paragraph 9B apply and the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)      the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C.     Independent Investigation.  Each Purchaser has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company.  No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto.  No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

9D. Accredited Investor.  Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).

9E. Restrictive Legend.  Each Purchaser acknowledges that the Notes will bear a restrictive legend substantially in the form set forth on the form of Note attached as Exhibit A-1 to the Agreement and agrees to only resell the Notes in accordance with the resale restrictions contained therein.

10.        DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.      Make Whole Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean 0.50% in the case of each Note of any Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Make Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Make Whole Amount shall in no event be less than zero.

10B.          Other Terms.

“Acceptance” shall have the meaning specified in paragraph 2B(5).

“Acceptance Day” shall have the meaning specified in paragraph 2B(5).

“Acceptance Window” shall have the meaning specified in paragraph 2B(5).

“Accepted Note” shall have the meaning specified in paragraph 2B(5).

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company contained in any document or instrument creating or evidencing Indebtedness for borrowed money, notes, bonds and debentures of the Company in excess of $25,000,000 (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Indebtedness for borrowed money, notes, bonds and debentures of the Company  in excess of $25,000,000 which permits the holder or holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“A.M. Best Company” shall mean A.M. Best Company, Inc., and any successor thereto.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, (a) the insurance department or similar Governmental Authority located in the state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (domestic or foreign) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

“Authorized Officer” shall mean in the case of the Company, its chief executive officer, its chief financial officer or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.

“Available Facility Amount” shall have the meaning specified in paragraph 2B(1).

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Required Holders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and, for purposes of paragraph 2B(3) hereof only, excluding any day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning specified in paragraph 2B(8)(iii).

“Cancellation Fee” shall have the meaning specified in paragraph 2B(8)(iii).

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to paragraph 5A(i) and paragraph 5A(ii)

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement or (ii) nominated or appointed by the board of directors of the Company (or appointed by directors so nominated or appointed).

“Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement, shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confirmation of Acceptance” shall have the meaning specified in paragraph 2B(5).

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any wholly-owned Subsidiary of the Company.

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of July 22, 2022, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent and issuing bank, and Truist Bank, as syndication agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean, at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the applicable rate of interest in effect immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning specified in paragraph 2B(8)(ii).

“Disclosed Matters” shall mean the actions, suits and proceedings and other matters disclosed in the Company’s Report on Form 10-K filed with the SEC for the annual period ending December 31, 2021 and on Form 10-Q filed with the SEC for the quarterly period ending March 31, 2022, and as disclosed on Schedule 8F.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” shall have the meaning assigned to such term in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date of this Agreement.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or notices issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include Indebtedness for borrowed money which is convertible into Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Events of Default” shall have the meaning specified in paragraph 7A.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning specified in paragraph 2B(1).

“Financial Officer” shall mean the chief financial officer, chief executive officer, principal accounting officer, treasurer or controller of the Company.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”), whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Company in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as a contaminant, pollutant or words of similar import pursuant to any Environmental Law.

“Historical Statutory Statements” shall have the meaning specified in paragraph 8D(ii).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any earn-out obligations or similar contingent obligations until such obligations becomes a liability on the balance sheet of such Person in accordance with IFRS), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of any Indebtedness resulting from this clause (e) shall be equal to the lesser of (i) the amount secured by such Lien and (ii) the fair market value of the property subject to such Lien as determined in good faith by such Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (to the extent unreimbursed, in the case of drawn letters of credit, and all such obligations, in the case of undrawn letters of credit) and letters of guaranty issued by banks or other financial institutions and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances created for the account of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) obligations under any Swap Agreements, (iv) current trade payables (including current payables under insurance contracts and current reinsurance payables), (v) obligations and Guarantees of Regulated Insurance Companies with respect to policies issued by any Regulated Insurance Company and (vi) obligations and Guarantees with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations.

“INHAM Exemption” shall have the meaning set forth in paragraph 9B.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Issuance Period” shall have the meaning specified in paragraph 2B(2).

“Insurance Business” shall mean one or more aspects of the business of issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.

“Investment” shall have the meaning assigned to such term in paragraph 6E.

“Kinsale Insurance” shall mean Kinsale Insurance Company, an Arkansas insurance company.

“Lien” shall mean, with respect to any asset of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset of any Person, for the purpose of securing any obligation of such Person or any other Person, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Margin Stock” shall mean margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform its payment obligations under this Agreement or any other Note Document (taken as a whole) or (c) the validity or enforceability of this Agreement or any and all other Note Documents or the rights or remedies (taken as a whole) of the holders of Notes thereunder.

“Material Credit Facility” shall mean, as to the Company and its Subsidiaries,

(a)          the Credit Agreement; and

(b)         any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of the Closing Day by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Indebtedness” shall mean Indebtedness (other than the Notes and other than any intercompany indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” shall mean, as of any date, any fee-owned real property having a market value (as determined in good faith by the Company) of more than the greater of (x) $75,000,000 and (y) 7.5% of Total Stockholders’ Equity..

“Material Subsidiary” shall mean any Subsidiary the Total Assets of which exceed 10% of the Total Assets of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” shall have the meaning set forth in paragraph 9B.

“Net Worth” shall mean, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings ( provided that for purposes of calculating retained earnings, Consolidated Net Income shall exclude any after-tax unrealized gains and losses on equity investments, to the extent such equity investments are no longer classified as “available-for-sale” following the Company’s adoption of accounting standard ASU 2016-01 “Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities”) and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding all accumulated other comprehensive income (or loss) as shown on the most recent consolidated balance sheet of the Company delivered to the holders of Notes pursuant to paragraph 5A hereof.

“Non-U.S. Subsidiary” shall mean any Subsidiary which is not a U.S. Subsidiary.

“Note Documents” shall mean this Agreement (including schedules and exhibits hereto) and any Notes. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Note Document as the same may be in effect at any and all times such reference becomes operative.

“Notes” shall have the meaning specified in paragraph 1B.

“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Company to any of holders of Notes or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Note Documents or in respect of any of the Notes made or reimbursement or other obligations incurred under this Agreement or any of the other Note Documents or any other instruments at any time evidencing any thereof.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Patriot Act” shall mean the USA PATRIOT Act of 2001.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) the Company and the Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in paragraph 6L recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration (excluding earn-outs and other contingent consideration) paid in respect of such acquisition exceeds $25,000,000, the Company shall have delivered to the holders of the Notes a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections requested by the Required Holders, (d) in the case of an acquisition, merger or consolidation involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (e) the aggregate consideration paid in respect of such acquisition, when taken together with the aggregate consideration paid in respect of all other acquisitions, does not exceed $50,000,000 during any fiscal year of the Company.

“Permitted Encumbrances” shall mean:

(a)         Liens imposed by law for taxes, assessments and other governmental charges that are not yet delinquent or are being contested in compliance with paragraph 5D and liens for unpaid utility charges;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days (or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with paragraph 5D;

(c)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public statutory or regulatory obligations;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment Liens in respect of judgments that do not constitute an Event of Default under paragraph 7A(xi).

(f)        easements, zoning restrictions, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)        leases, licenses, subleases or sublicenses granted to other Persons not materially interfering with the conduct of business of the Company or any Subsidiary;

(h)       banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness; and

(i)        Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company in the ordinary course of business.

“Permitted Investments” shall mean:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)       investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)       investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above at the date of such acquisition; and

(e)         money market funds that, at such date of acquisition, (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)         in the case of any Non-U.S. Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Non-U.S. Subsidiary for cash management purposes;

(g)         Investments identified in Schedule 6D; and

(h)         any other investments permitted by the Company’s investment policy as such policy is approved by the investment committee of the Company and adopted by the board of directors of the Company from time to time.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prudential” shall mean PGIM, Inc.

“Prudential Affiliate” shall mean (a) any corporation or other entity controlling, controlled by, or under common control with, Prudential, or (b) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (a) of this definition.  For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“QPAM Exemption” shall have the meaning set forth in paragraph 9B.

“Regulated Insurance Company” shall mean any Subsidiary of the Company that is an authorized or admitted insurance carrier that transacts Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation T ” shall mean Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request for Purchase” shall have the meaning specified in paragraph 2B(3).

“Required Holder(s)” shall mean the holder or holders of more than fifty percent (50%) of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning specified in paragraph 2B(7).

“Responsible Officer” shall mean the president, a Financial Officer or a member of the senior management team of the Company or any other Person designated by any such Person in writing to the holders of the Notes and reasonably acceptable to the Required Holders.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“S&P” shall mean Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” shall mean any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“SAP” shall mean, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of paragraph 6L including defined terms as used therein, are subject (to the extent provided therein) to paragraph 10D.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the United States Securities Act of 1933.

“Series” shall have the meaning specified in paragraph 1B.

“Series A Closing Day” shall have the meaning specified in paragraph 2A.

“Series A Note(s)” shall have the meaning specified in paragraph 1A.

“Series A Purchasers” shall mean (i) The Prudential Insurance Company of America, (ii) Physicians Mutual Insurance Company, (iii) Aargauische Pensionskasse and their respective successors and assigns with respect to the Series A Notes and, with respect to any Accepted Notes, the Prudential Affiliate(s), and their respective successors and assigns, which are purchasing such Accepted Notes.

“Statutory Statements” shall mean, with respect to any Regulated Insurance Company for any fiscal year of such Regulated Insurance Company, the annual financial statements of such Regulated Insurance Company as required to be filed with the Applicable Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all actuarial opinions required to be filed or delivered therewith, in each case solely to the extent such information is publicly available.

“Subordinated Indebtedness” shall mean any Indebtedness of the Company or any Subsidiary the payment of which is contractually subordinated to payment of the obligations under the Note Documents.

“Subordinated Indebtedness Documents” shall mean any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Company.

“Structuring Fee” shall have the meaning specified in paragraph 2B(8)(i).

“SVO” shall mean the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” shall mean, at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Capitalization” shall mean, as at any date, the sum of Total Debt plus Total Stockholders’ Equity.

“Total Debt” shall mean, as at any date, without duplication, the sum of all Indebtedness of the Company and its Subsidiaries on a consolidated basis.

“Total Stockholders’ Equity” shall mean, as at any date, the total stockholders’ equity of the Company and its Subsidiaries as the same would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP.

“Transactions” shall mean the execution, delivery and performance by the Company of this Agreement, the issuance and purchase of Notes and the use of the proceeds thereof.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Regulated Insurance Company” shall mean a Regulated Insurance Company organized under the laws of a jurisdiction within the United States.

“U.S. Subsidiary” shall mean a Subsidiary organized under the laws of a jurisdiction located in the United States of America or any state or political subdivision thereof.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

10C.      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and paragraphs of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

10D.      Accounting Terms; GAAP; Pro Forma Calculations.

(i)         Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the holders of Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the holders of Notes notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(ii)         All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to paragraph 5A(i) or 5A(ii) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in paragraph 8D(i)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

10E.     Status of Obligations.  In the event that the Company shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take all such actions as shall be reasonably necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the holders of Notes to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the holders of Notes may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

11.          MISCELLANEOUS.

11A.      Note Payments.  So long as any Purchaser shall hold any Note, the Company will make payments of principal of, interest on, and any Make Whole Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.  No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

11B.      Expenses; Indemnification.

(i)         Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all reasonable and documented (in summary form) out-of-pocket expenses arising in connection with such transactions, including:

(i)
(1) all stamp and documentary taxes and similar charges and (2) costs of obtaining a private placement number for the Notes, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;

(ii)
document production and duplication charges and the reasonable and documented (in summary form) fees and expenses of (1) one counsel engaged by Prudential and the holders of Notes collectively, (2) to extent reasonably required, one local counsel in each relevant jurisdiction and one regulatory counsel engaged by Prudential and the holders of Notes collectively and (3) in the case of any actual or potential conflict of interest, one additional external counsel (and if necessary, one additional local counsel in each relevant jurisdiction and one regulatory counsel) for each group of similarly affected holders of Notes collectively, in connection with (x) this Agreement and the transactions contemplated hereby and (y) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; and

(iii)
the costs and expenses, including attorneys’ fees, incurred by such holder of Note in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such holder of Note’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case.

(ii)      The Company will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instructions) for all reasonable and documented (in summary form) out-of-pocket fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.

(iii)     The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented (in summary form) out-of-pocket expenses, including the fees, charges and disbursements of (a) one counsel engaged by any Indemnitee and the holders of Notes collectively, (b) to extent reasonably required, one local counsel in each relevant jurisdiction and one regulatory counsel engaged by any Indemnitee and the holders of Notes collectively and (c) in the case of any actual or potential conflict of interest, one additional external counsel (and if necessary, one additional local counsel in each relevant jurisdiction and one regulatory counsel) for each group of similarly affected Indemnitee and holders of Notes collectively, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby, (2) the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (3) any Notes or the use of the proceeds thereof, (4) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (5) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the (i) bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Control Related Parties (as defined below) or (ii) a breach by such Indemnitee of its material obligations under this Agreement or (y) relate to disputes solely among or between Indemnitees and not relating to any acts or omissions by the Company or any of its Affiliates.  For purposes hereof, “Control Related Parties” means, with respect to any specified Indemnitee, such Indemnitee’s (x) Affiliates, (y) the respective directors, officers or employees of such Indemnitee and such Indemnitee’s Affiliates and (z) the respective agents or representatives of such Indemnitee and such Indemnitee’s Affiliates, which such agent or representative is acting on behalf of or at the instructions of such Person or such Person’s Indemnitee’s (so long as such Person or such Person’s Indemnitee is involved in the structuring, arrangement, or negotiation of this Agreement or any Notes issued hereunder).  Clause (iii) of this paragraph 11B shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

11C.     Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Make Whole Amount payable with respect to the Notes of such Series, or affect the time, amount or allocation of any prepayment, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.     Form, Registration, Transfer and Exchange of Notes; Lost Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note.  No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

11E.     Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on, and any Make Whole Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.      Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.      Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.     Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists.

11I.      Notices.  All written notices, requests, demands and other communications provided for hereunder (other than notices, requests, demands and other communications provided for under paragraph 2) shall be delivered or mailed (by first class mail), sent by nationwide overnight delivery service (with charges prepaid), or by facsimile or electronic mail transmission to the applicable party at its address, facsimile number or email address indicated below.

If to any Purchaser:

Addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing,

If to any other holder of any Note:

Addressed to it at such specified address, facsimile number or electronic mail as it shall have specified in writing to the Company or, if any such other holder shall not have so specified, then addressed to such holder in care of the last holder of such Note which shall have so specified an address, facsimile number or electronic mail to the Company.

With a copy of any notice to a Purchaser or other holder of any Note (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street NE
Suite 1600
Atlanta, GA 30309
Attention: Carolyn Zander Alford
Email: czalford@kslaw.com

If to the Company:
Kinsale Capital Group, Inc.
2035 Maywill Street, Suite 100
Richmond, VA 23230
Attention: Bryan Petrucelli
Telephone: (804) 289-1333
Facsimile: (804) 482-2742
Email: bryan.petrucelli@kinsaleins.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1 Manhattan West
New York, NY 10001
Attention: Dwight Yoo
Facsimile: (917) 777-2573
Email: Dwight.Yoo@skadden.com

Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile communication, the communication is signed (conformed or printed signature acceptable) by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile number which is listed for the party receiving the communication in this paragraph 11I or at such other facsimile number as the party receiving the information shall have specified in writing to the party sending such information.

  All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) when received after being deposited in the mails with postage prepaid, (iii) one (1) Business Day after being delivered by nationwide overnight delivery service, if sent by overnight delivery, addressed in accordance with this Section with all charges prepaid or billed to the account of the sender, (iv) when sent by facsimile transmission in accordance with the preceding paragraph and the sender receives a confirmation of transmission from the sending facsimile machine, or (v) if delivered by electronic mail upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, reply email or other written acknowledgment); provided, however, that the foregoing clause (v) shall not apply to notices sent directly to any party hereto if such party has notified the sending party in writing that it has elected not to receive notices by electronic mail.

11J.      Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Make Whole Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11K.    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L.      Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M.    Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N.    Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

11O.     Consent to Jurisdiction; Waiver or Immunities.  The Company hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court.  The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Company agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to CT Corporation System at 1633 Broadway, New York, New York 10019.  The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this paragraph 11O shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction.  To the extent that the Company has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement.

11P.      WAIVER OF JURY TRIAL.  THE COMPANY AND THE HOLDERS OF THE NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  The holders of the Notes and the Company each acknowledge that this waiver is a material inducement to enter into this business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings.  The holders of the Notes and the Company further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11Q.     Severalty of Obligations.  The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R.      Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Note Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to paragraph 11I), certificate, request, statement, disclosure or authorization related to this Agreement, any other Note Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Note Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Note Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that, without limiting the foregoing, (i) each of the holders of the Notes shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the any holder of a Note, any Electronic Signature shall be promptly followed by a manually executed counterpart.

11S.       Binding Agreement.  When this Agreement is executed and delivered by the Company, the Series A Purchasers and Prudential, it shall become a binding agreement between the Company, the Series A Purchasers and Prudential.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

11T.      Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11U.     Transaction References.  The Company agrees that Prudential Private Capital may (a) refer to its role in establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the maximum aggregate principal amount of the Facility and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

Please sign the form of acceptance on the enclosed counterpart of this Agreement and return the same to the Company, whereupon this Agreement shall become a binding agreement between the Company and each Purchaser.

Very truly yours,

Kinsale Capital Group, Inc.

By:	/s/ Bryan Petrucelli
Name:	Bryan Petrucelli
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Note Purchase and Private Shelf Agreement]

The foregoing Agreement is
hereby accepted as of the
date first above written.

PGIM, Inc.

By:	/s/ Kyle Ulep
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	PGIM, Inc., as investment manager

By:	/s/ Kyle Ulep
Vice President

AARGAUISCHE PENSIONSKASSE

By:	PGIM Private Placement Investors, L.P. (as Investment Advisor)

By:	PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Kyle Ulep
Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY

By:	PGIM Private Placement Investors, L.P. (as Investment Advisor)

By:	PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Kyle Ulep
Vice President

[Signature Page to Note Purchase and Private Shelf Agreement]

KINSALE CAPITAL GROUP, INC.

PURCHASER SCHEDULE

			Aggregate Principal Amount of Notes to be Purchased (USD)	Note Denomination(s) (USD)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA		116,000,000.00	87,000,000.00 29,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential

	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201

	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential

	Primary ABA Number:	091000022

	Account Name	Paying Agent DDA - Kinsale Capital Group, Inc.

	Account Number:	104791306624

	FFC:	280591-700

(2)	Address for all communications and notices:

The Prudential Insurance Company of America
c/o Prudential Private Capital
1075 Peachtree Street Suite 3600 Atlanta, GA 30309

Attention: Managing Director
cc: Vice President and Corporate Counsel

and for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

The Prudential Insurance Company of America
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
16th Floor - South Tower
Newark, NJ 07102

Attention: PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

(a) Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
16th Floor - South Tower
Newark, NJ 07102

Attention: Trade Management Manager

(b) Send copy by email to:

Michael Fierro
michael.fierro@prudential.com
(404) 870-3753

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1211670

(5)	External audit confirmations of loan balances for transactions closed by PPC should be sent to the address(es) outlined below.

Via e-mail (preferred):
PPCauditconfirms@prudential.com

By U.S. Mail:
PGIM Private Placement Operations
655 Broad Street, 14th Floor South
Mail Stop # NJ 08-14-75
Newark, New Jersey 07102-5096
Attn: PPC Audit Confirmation Coordinator

For any questions or assistance with audit confirmations, please contact our centralized audit confirmation telephone number, (973) 367-7561.

			Aggregate Principal Amount of Notes to be Purchased (USD)	Note Denomination(s) (USD)

	AARGAUISCHE PENSIONSKASSE		5,000,000.00	5,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential

	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201

	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential

	Primary ABA Number:	091000022

	Account Name	Paying Agent DDA - Kinsale Capital Group, Inc.

	Account Number:	104791306624

	FFC:	280591-700

(2)	Address for all communications and notices:

AARGAUISCHE PENSIONSKASSE
PGIM Private Placement Investors, L.P.
1075 Peachtree Street
Suite 3600
Atlanta, GA 30309

Attention: Managing Director
cc: Vice President and Corporate Counsel

and for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

Aargauische Pensionskasse
Hintere Bahnhofstrasse 8
PO Box
CH-5001 Aarau
Switzerland
Attn: David Engel
E-Mail: David.Engel@agpk.ch

(3)	Address for Delivery of Notes:

(a) Send physical security by nationwide overnight delivery service to: JPMorgan Chase Bank NA 780 Delta Drive Mail Code: CIB Inbound LA4-0099 Monroe LA 71203

(b) Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and

Private.Disbursements@Prudential.com

(4)	External audit confirmations of loan balances for transactions closed by PPC should be sent to the address(es) outlined below.

Via e-mail (preferred):
PPCauditconfirms@prudential.com

By U.S. Mail:
PGIM Private Placement Operations
655 Broad Street, 14th Floor South
Mail Stop # NJ 08-14-75
Newark, New Jersey 07102-5096
Attn: PPC Audit Confirmation Coordinator

For any questions or assistance with audit confirmations, please contact our centralized audit confirmation telephone number, (973) 367-7561.

			Aggregate Principal Amount of Notes to be Purchased (USD)	Note Denomination(s) (USD)

	PHYSICIANS MUTUAL INSURANCE COMPANY		4,000,000.00	4,000,000.00

Notes/Certificates to be registered in the name of:
Ell & Co.

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

	Beneficiary Name:	U.S. Bank as Paying Agent for Prudential

	Beneficiary Address:	214 N. Tryon St 26th Floor Charlotte, NC 28201

	Primary Bank Name:	U.S. Bank as Paying Agent for Prudential

	Primary ABA Number:	091000022

	Account Name	Paying Agent DDA - Kinsale Capital Group, Inc.

	Account Number:	104791306624

	FFC:	280591-700

(2)	Address for all communications and notices:

PGIM Private Placement Investors, L.P.
c/o Prudential Private Capital
1075 Peachtree Street Suite 3600 Atlanta, GA 30309

Attention: Managing Director
cc: Vice President and Corporate Counsel

and for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

Physicians Mutual Insurance Company
2600 Dodge Street
Omaha, NE 68131

Attention: Steve Scanlan
Facsimile: (402) 633-1096

(3)	Address for Delivery of Notes:

(a)
Send physical security by nationwide overnight delivery service to:

Northern Trust Company
Trade Securities Processing
333 South Wabash Ave., 32nd Floor
Chicago, IL 60604

Please include in the cover letter accompanying the Notes a reference to the Purchaser's account number (Physicians Mutual Insurance Company-Prudential; Account Number:  26-27099).

(b) Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 47-0270450

(5)	External audit confirmations of loan balances for transactions closed by PPC should be sent to the address(es) outlined below.

Via e-mail (preferred):
PPCauditconfirms@prudential.com

By U.S. Mail:
PGIM Private Placement Operations
655 Broad Street, 14th Floor South
Mail Stop # NJ 08-14-75
Newark, New Jersey 07102-5096
Attn: PPC Audit Confirmation Coordinator

For any questions or assistance with audit confirmations, please contact our centralized audit confirmation telephone number, (973) 367-7561.

EXHIBIT A-1

FORM OF SERIES A NOTE

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS NOTE OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, ANY SUCH TRANSFER OR OTHER DISPOSITION IS SUBJECT TO THE CONDITIONS CONTAINED IN THE NOTE PURCHASE AND PRIVATE SHELF AGREEMENT, DATED JULY 22, 2022. A COPY OF SUCH CONDITIONS WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST.

Exhibit A-1

KINSALE CAPITAL GROUP, INC.

5.15% SENIOR NOTE, SERIES A, DUE JULY 22, 2034

No. RA-[__]
PPN 49714P A*9
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE: July 22, 2022

INTEREST RATE: 5.15%
INTEREST PAYMENT DATES: January 22, April 22, July 22 and October 22

FINAL MATURITY DATE:  July 22, 2034
PRINCIPAL PREPAYMENT DATES: July 22, 2030, July 22, 2031, July 22, 2032 and July 22, 2033
PRINCIPAL PREPAYMENT AMOUNT: $[________] (or such lesser amount outstanding on such date).1

For Value Received, the undersigned, KINSALE CAPITAL GROUP, INC. (the “Company”), a Delaware corporation, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars, payable on the Principal Prepayment Dates and in the Principal Prepayment Amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Make Whole Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

1	To be the pro rata share of $25,000,000 aggregate principal amount on each Principal Prepayment Date.

EXHIBIT A-1-2

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of July 22, 2022 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

KINSALE CAPITAL GROUP, INC.

By:
Its:

EXHIBIT A-1-3

EXHIBIT A-2

FORM OF SHELF NOTE

KINSALE CAPITAL GROUP, INC.

[____]% Senior Note, Series ___, Due [__________, ____]

No. [_____]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, KINSALE CAPITAL GROUP, INC. (the “Company”), a Delaware corporation, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Make Whole Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of July 22, 2022 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.]  [This Note is also subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.]  [This Note is not subject to prepayment.]

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

KINSALE CAPITAL GROUP, INC.

By:
Name:
Title:

EXHIBIT A-2-2

EXHIBIT B

FORM OF FUNDS DELIVERY INSTRUCTION

[Company’s Letterhead]

[List Purchasers]
c/o Prudential Capital Group
1170 Peachtree St., NE
Atlanta, GA 30309

Re: Funds Delivery Instruction/Series [__] Notes

Ladies and Gentlemen:

As contemplated by paragraph 2 of the Note Purchase and Private Shelf Agreement, dated as of July 22, 2022 between us, the undersigned hereby instructs you to deliver, on the Series [__] Closing Day, the proceeds of the Series [__] Notes in the manner required by paragraph 2 to the undersigned’s account identified below:

Account Name:
Account No:
Bank:
Bank City & State:
Bank ABA No:
Reference:

This instruction has been executed and delivered by an authorized representative of the undersigned.

Very truly yours,

KINSALE CAPITAL GROUP, INC.

By:
Title:

EXHIBIT C

FORM OF REQUEST FOR PURCHASE

KINSALE CAPITAL GROUP, INC.

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of July 22, 2022 between KINSALE CAPITAL GROUP, INC. (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to paragraph 2B(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.          Aggregate principal amount of
the Shelf Notes covered hereby
(the “Notes”)  ...................  $__________2

2.          Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[___] in arrears

3.           Use of proceeds of the Notes:

4.           Proposed day for the closing of the purchase and sale of the Notes:

5.           The purchase price of the Notes is to be trans-ferred to:

Name and Address
and ABA Routing            Number of
Number of Bank              Account

[2]	Minimum principal amount of $10,000,000.

EXHIBIT C

6.        The Schedules to the Agreement to be updated in connection with the issuance of the Notes are restated in full, in the form attached hereto (the “Updated Schedules”), and marked to show changes from the existing corresponding Schedules to the Agreement.

7.         The Company certifies that (a) the representations and warranties contained in Section 8 of the Agreement are true on and as of the date of this Request for Purchase (except to the extent described in the Updated Schedules or in the attached disclosure) and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

Dated:

Kinsale Capital Group, Inc.

By:
Title:

EXHIBIT C-2

EXHIBIT D

FORM OF CONFIRMATION OF ACCEPTANCE

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of July 22, 2022 between KINSALE CAPITAL GROUP, INC. (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2A of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to Section 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.          Accepted Notes:  Aggregate principal amount $__________________

(A)     (a)  Name of Purchaser:
          (b)  Principal amount:
          (c)  Final maturity date:
          (d)  Principal prepayment dates and amounts:
          (e)  Interest rate:
          (f)   Interest payment period:          [_______] in arrears
          (g)  Payment and notice instructions: As set forth on attached
             Purchaser Schedule

(B)     (a)  Name of Purchaser:
          (b)  Principal amount:
          (c)  Final maturity date:
          (d)  Principal prepayment dates and amounts:
          (e)  Interest rate:
          (f)   Interest payment period:          [_______] in arrears
          (g)  Payment and notice instructions: As set forth on attached
Purchaser Schedule

[(C), (D)..... same information as above.]

EXHIBIT D

II.               Closing Day:

Dated:
[PGIM, INC.]

By
Vice President

[PRUDENTIAL AFFILIATE]

By
Vice President

Acknowledged and Agreed:

KINSALE CAPITAL GROUP, INC.

By:
Name:
Title:

[ATTACH PURCHASER SCHEDULES]

EXHIBIT D-2

EXHIBIT E

[RESERVED]

EXHIBIT E

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

   This Compliance Certificate is furnished pursuant to that certain Note Purchase and Private Shelf Agreement, dated as of July 22, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between KINSALE CAPITAL GROUP, INC. (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

   THE UNDERSIGNED, SOLELY IN [HIS/HER] CAPACITY AS A FINANCIAL OFFICER OF THE COMPANY AND NOT IN AN INDIVIDUAL CAPACITY, HEREBY CERTIFIES THAT:

1.          I am the duly elected of the Company;

2.          I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and the attached financial statements of the Company and its Subsidiaries present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as set forth below), subject to normal year-end audit adjustments and the absence of footnotes];

3.         Except as set forth below, the examinations described in paragraph 2 did not disclose, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 8D of the Agreement and that has a material impact on the attached financial statements; and

4.          Schedule I attached hereto sets forth financial data and calculations demonstrating compliance with Section 6L of the Agreement, all of which data and calculations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, (i) the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

EXHIBIT F

   The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this       day of              .

KINSALE CAPITAL GROUP, INC.

By:
Name:
Title:

EXHIBIT F-2

SCHEDULE I

Compliance as of          ,          (such date, the “Compliance Test Date”) with
Section 6L of
the Agreement

(I) Minimum Net Worth. The Company shall not permit, as of the Compliance Test Date, Consolidated Net Worth to be less than the amount set forth in row F below:

A	Starter Amount	$499,000,000
B	Consolidated Net Income for each fiscal year ended prior to the date hereof	$

C
After-tax unrealized gains and losses on equity investments, to the extent such equity investments are no longer classified as “available- for-sale” following the Company’s adoption of accounting standard ASU 2016-01 “Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities”
$
D	Net cash proceeds received by the Company from the issuance of any of its Equity Interests issued during the period from, and including, the Effective Date through the Compliance Test Date	$
E	An amount equal to 50% x (B minus C plus D)	$
F	The sum of A and E (Minimum Net Worth)	$

As of the Compliance Test Date shown above, Consolidated Net Worth is $

Compliance as of the Compliance Test Date shown above:          [          ] Yes          [          ] No (II) Total Debt to Total Capitalization. The Company will not permit Total Debt at any time to exceed 35% of Total Capitalization.

A	Total Debt	$
B	Total Stockholders’ Equity	$
C	Sum of A and B (Total Capitalization)	$
D	35% of C	$

As of the Compliance Test Date shown above, does A exceed D? [          ] Yes          [ ] No

Compliance as of the Compliance Test Date shown above:          [          ] Yes          [ ] No

(Ill) Minimum Rating. The Company will not permit or suffer the financial strength rating of each Regulated Insurance Company by A.M. Best Company to be less than “A-” at any time; provided that, in the case of a Regulated Insurance Company that is acquired after the Effective Date, such Regulated Insurance Company may have a financial strength rating by A.M. Best Company of less than “A-” until the date that is one (1) year after the date of acquisition of such Regulated Insurance Company.

The financial strength rating of each Regulated Insurance Company by A.M. Best Company is set forth below:

[          ]

Compliance as of the Compliance Test Date shown above:          [          ] Yes          [          ] No

EXHIBIT F-3